Exhibit 18.1

Letter from the Independent Registered Public Accounting Firm Regarding Change in Accounting Principle

February 28, 2008

Board of Directors
Aetna Inc.
151 Farmington Avenue
Hartford, CT  06156

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Aetna Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and have reported thereon under date of February 28, 2008.  The aforementioned consolidated financial statements and our report thereon are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  As stated in Note 2 to those consolidated financial statements, the Company changed its method of classification for certain of its investment securities previously classified as current assets to non-current assets.  In connection with this change in accounting principle, certain deferred taxes have been reclassified from current to non-current.  The Company states that the newly adopted accounting principle is preferable as it better reflects when cash will be realized and is more consistent with how the Company manages the investment portfolio given the duration of the liabilities that the investments support.   In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP